Exhibit 10.9
                            Schedule of Board Fees


The Compensation Committee and Board of Directors of Lakeland Financial Corporation adopted the following fee schedule effective January 1, 2005:

Annual Director Retainer:                            $   9,500
Annual Audit Committee Chairman Retainer:            $  10,500
Board Meeting Fee:                                   $     700 per meeting
Committee Meeting Fee:                               $     600 per meeting